INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Whitman Medical Corp.:

We consent to the incorporation by reference in the registration statement on Form S-3/A of Whitman Medical Corp. of our report dated November 28, 1994, with respect to the balance sheets of Sanford Brown College, Inc. as of October 31, 1994 and 1993, and the related statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended October 31, 1994, which report appears in the Form 8-K/A-2 of Whitman Medical Corp. dated February 28, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.



                                       /s/ KPMG PEAT MARWICK LLP
                                           KPMG PEAT MARWICK LLP




St. Louis, Missouri
February 28, 1996


 132099-1